EXHIBIT 23.1


                 CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 11, 2000 relating to the financial statements, which appears in Champion Enterprises, Inc.'s Annual Report on Form 10-K for the year ended January 1, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP

Detroit, Michigan
August 17, 2000